Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For further information contact:

Investor Relations:

Marty Ketelaar

901.597.8847

Marty.Ketelaar@servicemaster.com

Media:

Peter Tosches

901.597.8449

Peter.Tosches@servicemaster.com

The ServiceMaster Company Reports Preliminary

Second-Quarter 2012 Financial Results

•                  Second-quarter operating revenue decreased 0.5% to $962 million

•                  Second-quarter operating income decreased 40% to $97 million; operating income includes a $67.7 million non-cash trade name impairment charge

•                  Second-quarter operating performance increased 0.3% to $212 million

•                  June YTD operating revenue increased 2.2% to $1.6 billion

•                  June YTD operating income decreased 18% to $152 million

•                  June YTD operating performance improved 8.8% to $313 million

MEMPHIS, TENN, –– August 7, 2012 — The ServiceMaster Company, one of the world’s largest residential and commercial service networks, today announced preliminary, unaudited second-quarter 2012 results, including operating revenue of $962 million, a decline of 0.5 percent compared to second-quarter 2011 results. The company’s second-quarter operating income, which included a $67.7 million non-cash trade name impairment charge, decreased 40 percent to $97 million. The company’s operating performance increased 0.3 percent to $212 million compared to the same period in 2011.

ServiceMaster’s overall operating revenue for the first six months of the year increased 2.2 percent, to $1.6 billion. The company’s operating performance for the first six months increased 8.8 percent, to $313 million.

“We’re pleased with the company’s overall performance through the first half of the year, even though we saw a slight decline in revenue and profitability in the second quarter. Excluding TruGreen, our operating revenue for the first six months of the year was up 6.7 percent.” said Hank Mullany, ServiceMaster’s chief executive officer. “Driven by our category-leading brands and continued improvements in overall customer satisfaction, and the ongoing transformation of our TruGreen business, we’re making great strides in building a company that will be a rapidly growing, best-in-class service provider.”

Although TruGreen expected some challenges as it retools the business, Mullany noted that TruGreen’s operating performance was up 11.5 percent compared to the second quarter of 2011, marking its fourth consecutive quarter of improved operating performance.  “We’re laying a strong foundation for the future,” Mullany said.

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands)	2012	2011	2012	2011
Operating Revenue:
Terminix	$347,245	$334,258	$658,664	$618,414
TruGreen	351,372	383,022	482,483	519,283
American Home Shield	208,394	195,326	367,439	336,258
ServiceMaster Clean	32,409	32,870	64,354	65,702
Other Operations and Headquarters	22,745	21,964	43,914	42,454
Total Operating Revenue	$962,165	$967,440	$1,616,854	$1,582,111
Operating Income (Loss):
Terminix	$68,438	$72,108	$137,508	$123,489
TruGreen	8,791	68,588	(5,531)	48,828
American Home Shield	40,556	31,356	68,384	44,513
ServiceMaster Clean	10,537	12,529	22,813	25,262
Other Operations and Headquarters	(31,568)	(23,404)	(71,668)	(57,070)
Total Operating Income	$96,754	$161,177	$151,506	$185,022
Operating Performance (1):
Terminix	$89,234	$90,499	$179,673	$163,076
TruGreen	88,186	79,117	85,144	68,725
American Home Shield	44,258	43,592	75,409	68,703
ServiceMaster Clean	12,263	14,364	25,789	28,515
Other Operations and Headquarters	(21,773)	(16,102)	(53,141)	(41,524)
Operating Performance	$212,168	$211,470	$312,874	$287,495

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations	$(277)	$(4,569)	$(608)	$(2,022)

(1)          See “Disclosure Regarding Non-GAAP Financial Measures.”

Segment Review

The company is comprised of five reportable segments: Terminix, TruGreen, American Home Shield, ServiceMaster Clean and Other Operations and Headquarters, which includes Merry Maids and The ServiceMaster Acceptance Company Limited Partnership (“SMAC”).

The Terminix segment provides termite and pest control services to residential and commercial customers and distributes pest control products. The TruGreen segment provides residential and commercial lawn, irrigation, tree and shrub care services. The American Home Shield segment provides home warranties and preventative maintenance contracts for household systems and appliances. The ServiceMaster Clean segment provides residential and commercial disaster restoration, janitorial and cleaning services through franchises primarily under the ServiceMaster and ServiceMaster Clean brand names, on-site furniture repair and restoration services primarily under the Furniture Medic brand name and home inspection services primarily under the AmeriSpec brand name. The Other Operations and Headquarters segment includes: the franchised and company-owned operations of Merry Maids, which provides home cleaning services; SMAC, our financing subsidiary exclusively dedicated to providing financing to our franchisees and retail customers of our operating units; and the company’s headquarters functions, which provide various technology, marketing, finance, legal and other support services to the business units.

Preliminary Second-Quarter Segment Information for Continuing Operations

Terminix

Terminix reported second-quarter operating revenue of $347 million, an increase of 3.9 percent over second-quarter 2011 results. Pest control revenue increased 6.6 percent over second quarter 2011 results, reflecting a 4.7 percent increase in average customer counts and a $2.7 million increase in other revenue (primarily bed bug services) and improved price realization. The increase in pest control customer counts was driven by new sales and acquisitions, offset in part by a 40 basis point decrease in the customer retention rate. Termite revenue decreased 1.0 percent over second-quarter 2011 results, reflecting a 5.5 percent decrease in new unit sales, the unfavorable timing of renewal revenue and a 1.1 percent decline in average renewal customer counts, partially offset by improved price realization. Product distribution revenue increased $4.1 million in the second-quarter of 2012 over second-quarter 2011 results.

Second-quarter operating performance was $89 million, a decrease of 1.4 percent compared to second-quarter 2011 results. The decline was primarily due to a $2.5 million impairment of licensed intellectual property as well as higher fuel prices. These items were partially offset by the impact of higher operating revenue and a reduction in sales and marketing expense.

TruGreen

TruGreen has embarked on a strategy to redesign its product offerings based on the latest agronomic science, transform the customer experience through a combination of new technology, new processes and stricter branch standards, and rebalance its marketing mix toward channels with higher retention and profitability.

In 2011, we made the decision to rebalance our sales mix toward channels with higher retention and profitability.  Specifically, we have reduced our spending in the neighborhood sales channel and increased spending in sales channels, such as digital, which we believe will yield more attractive returns in the long-term. We also recently introduced our new Healthy Lawn Plan, which provides a customized, full-year treatment plan that better matches the growing conditions in each part of the country. At the same time, we decided to de-emphasize selling one-time services and partial programs, which we do not believe foster long-term customer relationships or deliver the predictable, consistent outcomes our customers expect. We continue to transform our customers’ experience through a combination of new technology, improved processes and stricter branch standards, including technology upgrades in our call center operations, improved pre- and post-service communication and more consistent adherence to resource planning models in our branches.

We believe the changes we are making at TruGreen will position the business for future revenue growth and continued growth in profitability by transforming our customers’ experience and improving the efficiency of our operations.

TruGreen reported second-quarter operating revenue of $351 million, a decrease of 8.3 percent compared to second-quarter 2011 results. The decline in operating revenue was due to a 12.1 percent decline in average residential full-program customer counts. This decrease was partially offset by improved price realization and a 20 basis-point increase in the customer retention rate. Additionally, revenue from commercial customers increased $4.6 million.

Second quarter operating income was $8.8 million, with the decrease compared to second-quarter 2011 results primarily driven by a $67.7 million pre-tax non-cash impairment charge to reduce the carrying value of the TruGreen trade name to its estimated fair value. There were no similar charges in the second quarter of 2011.

Operating performance for the second quarter was $88 million, which represents an increase of 11.5 percent compared to second-quarter 2011 results. The improvement primarily reflects lower sales staffing, driven by our decision to reduce our focus on the neighborhood sales channel, other cost reductions realized through ongoing productivity and standardization initiatives, including more consistent adherence to resource planning models in our branches, and a reduction in key executive separation charges. These items were partially offset by the impact of lower operating revenue and an increase in fuel and fertilizer prices.

American Home Shield

American Home Shield reported second-quarter operating revenue of $208 million, an increase of 6.7 percent over second-quarter 2011 results. The increase in operating revenue was primarily driven by improved price realization and a 0.6 percent increase in average customer counts. American Home Shield’s customer retention rate improved 170 basis points compared to the second-quarter of 2011.

Second-quarter operating performance was $44 million, an increase of 1.5 percent compared to second-quarter 2011 results. The increase was primarily due to the impact of higher operating revenue and a reduction in home warranty claims costs and sales and marketing expense. These items were partially offset by an increase in technology costs related to a new operating system, which is currently under development, and a $5.4 million increase in tax related reserves.

ServiceMaster Clean

ServiceMaster Clean reported second-quarter operating revenue of $32 million, a decrease of 1.4 percent over second-quarter 2011 results. The decline was driven by a 7.7 percent decrease in domestic royalty fees, primarily from disaster restoration services, and lower product sales to franchisees, driven by lower demand for equipment and cleaning products. These items were partially offset by a 39 percent increase in janitorial national account sales, driven by strong sales activity.

Second-quarter operating performance was $12 million, a decrease of 14.6 percent over second-quarter 2011 results. The decrease was primarily the result of lower operating revenue, specifically domestic royalty fees, which have higher margins than janitorial national accounts or sales of products to franchisees, and an increase in key executive transition charges.

Other Operations and Headquarters

This segment includes the operations of Merry Maids, SMAC and the company’s headquarters functions. The segment reported a 3.6 percent increase in operating revenue for the second-quarter of 2012 compared to the second-quarter of 2011.

Merry Maids reported a 2.5 percent increase in operating revenue. The increase was due to a 0.9 percent increase in revenue from company-owned branches, a 5.6 percent increase in royalty fees and a 14.5 percent increase in product sales to franchisees. This was partially offset by a $1.2 million reduction in operating revenue driven by the sale of 11 company-owned branches in 2011. Merry Maids’ customer retention rate of company-owned branches increased 640 basis points compared to the second-quarter of 2011.

Merry Maids’ operating performance was $5.6 million, an 18.9 percent increase when compared to second-quarter 2011 results. The increase primarily reflects the impact of higher operating revenue, labor efficiencies and other cost reductions realized through ongoing initiatives.

The operating performance of SMAC and the company’s headquarters functions declined $6.6 million, or 3.2 percent, for the second-quarter of 2012 compared to the second-quarter of 2011. This decline reflects increased expenses in our automobile, general liability and workers’ compensation program due primarily to the reversal of claims reserves in the second quarter of 2011 resulting from favorable claims experience, as well as an increase in spending in the company’s centers of excellence to enhance capabilities and on initiatives designed to improve the performance of our operating segments. These items were partially offset by a decrease in key executive transaction charges.

Cash Flow

For the six months ended June 30, 2012, net cash provided from operating activities from continuing operations decreased $48.5 million compared to $143.1 million for the six months ended June 30, 2011. Net cash provided from for operating activities for the six months ended June 30, 2012 was comprised of $188.8 million in earnings adjusted for non-cash charges and $3 million in premiums received on issuance of the 8% 2020 Senior Notes. These items were partially offset by a $57.6 million increase in cash required for working capital, $32.3 million in cash payments for the call premium paid on the redemption of the $600 million 10.75% 2015 Senior Notes and $7.3 million in cash payments for restructuring charges. The increase in working capital requirements was primarily driven by seasonal activity and incentive compensation payments related to 2011 performance.  Net cash used for investing activities from continuing operations was $74 million in the six months ended 2012 compared to $75 million for the six months ended June 30, 2011. Net cash used for financing activities from continuing operations was $45.7 million for the six months ended June 30, 2012 compared to $20.7 million for the six months ended June 30, 2011.

Second-Quarter Earnings Conference Call

The company will discuss its strategic initiatives and second-quarter operating results during a webcast conference call at 7:30 a.m. central time today. To participate on the conference call, interested parties should call 888.612.1053.  Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results and key performance indicators will also be available. To participate via webcast and view the slide presentation, visit the company’s investor relations home page at www.servicemaster.com.

About ServiceMaster

With a global network of more than 6,900 company-owned, franchise and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 21,000 corporate associates and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands serves more than 8.2 million customers every year. Our market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; the sharing of best practices and talent across our businesses; commodities trends; growth strategies or expectations; expanding our commercial services; expansion opportunities in domestic and international territories; expectations of American Home Shield’s and TruGreen’s new operating systems, which are currently under development; capital expenditures and requirements, including for American Home Shield’s and TruGreen’s new operating systems; estimates for phasing out certain IT services from IBM and projections for expenditures to IBM in 2012 and 2013; human resources, finance and other outsourcing and insourcing arrangements; customer retention; the continuation of acquisitions; fuel prices; impairment charges related to goodwill and intangible assets and assumptions and estimates used in performing impairment analyses, including discount rates and revenue and cash flow projections; estimates of future amortization expense for intangible assets; attraction and retention of key personnel; the impact of interest rate hedges and fuel swaps; the cost savings from restructurings and reorganizations and expected charges related to such restructurings and reorganizations; the impact on the amount of unrecognized tax benefits resulting from pending tax settlements and expiration of statutes of limitations; the valuation of marketable securities; estimates of accruals for self-insured claims related to workers’ compensation, auto and general liability risks; estimates of accruals for home warranties claims; estimates of future payments under operating and capital leases; estimates for increases in healthcare costs; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; continuation of tuck-in acquisitions at levels consistent with prior periods; post-closing purchase price adjustments, including, without limitation, items related to potential indemnification claims associated with the TruGreen LandCare disposition; our ability to renegotiate or extend our $50.0 million receivable securitization arrangement; and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in Item 1A — Risk Factors in Part I of the 2011 Form 10-K and other periodic reports filed with the SEC, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•                  the effects of our substantial indebtedness and the limitations contained in the agreements governing such indebtedness;

•                  our ability to generate the significant amount of cash needed to fund our operations and service our debt obligations;

•                  changes in interest rates, because a significant portion of our indebtedness bears interest at variable rates;

•                  changes in the discount rates or other assumptions used by the Company in its assessment for impairment of goodwill and intangible assets;

•                  our ability to secure sources of financing or other funding to allow for direct purchases or leasing of commercial vehicles, primarily for Terminix and TruGreen;

•                  changes in the source and intensity of competition in our market segments;

•                  our ability to attract and retain key personnel;

•                  weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and seasonality factors that affect the demand for, or our ability to provide, our services and the cost of our claims and services;

•                  higher commodity prices and lack of availability thereof, including, without limitation, fuel and chemicals (primarily at Terminix and TruGreen), which could impact our ability to provide our services and the profitability of our brands;

•                  increases in operating costs, such as higher insurance premiums, self-insurance costs and compensation and benefits costs, including, without limitation, costs related to the comprehensive health care reform law enacted in the first quarter of 2010;

•                  associate retention and labor shortages, changes in employment and wage and hour laws and regulations, such as equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•                  epidemics, pandemics or other public health concerns or crises that could affect the demand for, or our ability to provide our services, resulting in a reduction in operating revenue;

•                  a continuation or change in general economic, financial and credit conditions in the United States and elsewhere (for example, any adverse developments in the global credit and financial markets due to the ongoing European financial and economic crisis), especially as such may affect home sales, consumer or business liquidity, bank failures, consumer or commercial confidence or spending levels including as a result of inflation or deflation, unemployment, interest rate fluctuations, changes in discount rates, mortgage foreclosures and subprime credit dislocations;

•                  adverse economic conditions or other factors that would result in significant impairment charges to our goodwill and/or intangible assets;

•                  a failure of any insurance company that provides insurance or reinsurance to us or of third party contract partners, including counterparties to our fuel and interest rate swaps;

•                  changes in our services or products;

•                  existing and future governmental regulation and the enforcement thereof, including, without limitation, regulation relating to the environment; restricting or banning of telemarketing; door-to-door solicitation; direct mail or other marketing activities; Terminix’s termite inspection and protection plan; chemicals used in our businesses; or other legislation, regulation or interpretations impacting our business;

•                  laws and regulations relating to financial reform and the use of derivative instruments and any new regulations or changes in existing regulations promulgated by the U.S. Consumer Financial Protection Bureau;

•                  the success of, and costs associated with, restructuring initiatives;

•                  the number, type, outcomes (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation and changes in the law regarding arbitration and conduct of collective, representative and class action litigation;

•                  labor organizing activities at our subsidiaries or our franchisees and new regulations or changes in existing regulations and procedures by the National Labor Relations Board;

•                  risk of liabilities being passed through from our franchisees;

•                  risks associated with acquisitions, including, without limitation, acquired liabilities, retaining customers from businesses acquired, difficulties in integrating acquired businesses and achieving expected synergies therefrom;

•                  risks associated with dispositions, for example, post-closing claims being made against us, post-closing purchase price adjustments (including, without limitation, items related to working capital), disruption to our other businesses during the sale process or thereafter; credit risks associated with any buyer of such disposed businesses and our ability to collect funds due from any such buyer related to seller financings, licensing arrangements, transition services arrangements or surety bond guarantees;

•                  constraints associated with non-compete agreements or other restrictive covenants entered into by the Company, including, without limitation, in connection with business dispositions or strategic contracts and which may restrict our ability to conduct business in particular market segments or compete in particular geographic regions;

•                  risks associated with budget deficits at federal, state and local levels resulting from economic conditions, which could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses to generate more tax revenues;

•                  regulations imposed by several states related to our home service and insurance subsidiaries, including those limiting the amount of funds that can be paid to the Company by its subsidiaries;

•                  changes in claims trends in our medical plan and our automobile, general liability and workers’ compensation program;

•                  significant disruptions, terminations or substandard performance of our outsourced services, including possible breaches by third party vendors of their agreements with us;

•                  the cost, timing, structuring or results of our business process outsourcing (and insourcing), including, without limitation, any current or future outsourcing (or insourcing) or restructuring of all or portions of our information technology, call center, certain human resource functions and other corporate functions, and risks associated with such outsourcing (or insourcing) or restructuring or transitioning from outsourcing providers to insourcing;

•                  costs and timing of implementation of upgrades to our information technology systems, including the completion of American Home Shield’s and TruGreen’s operating systems and information technology initiatives for our human resources and other corporate functions, among other reasons, to enhance customer service; protect against theft of customer and corporate sensitive information; compliance with industry standards; and minimize disruptions in the Company’s operations and centers of excellence; and

•                  other factors described from time to time in documents that we file with the SEC.

You should read this report completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this report are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this report, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands)

	Three months ended June 30,
	2012	2011
Operating Revenue	$962,165	$967,440

Operating Costs and Expenses:
Cost of services rendered and products sold	532,954	520,634
Selling and administrative expenses	241,929	259,148
Amortization expense	17,802	26,387
Trade name impairment	67,700	—
Restructuring charges	5,026	94
Total operating costs and expenses	865,411	806,263

Operating Income	96,754	161,177

Non-operating Expense (Income):
Interest expense	59,700	68,378
Interest and net investment income	(1,396)	(1,398)
Other expense	177	173

Income from Continuing Operations before Income Taxes	38,273	94,024
Provision for income taxes	16,028	33,462
Equity in losses of joint venture	(111)	—

Income from Continuing Operations	22,134	60,562

Income (loss) from discontinued operations, net of income taxes	838	(3,842)
Net Income	$22,972	$56,720

Total Comprehensive Income	$22,414	$55,510

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands)

	Six months ended June 30,
	2012	2011
Operating Revenue	$1,616,854	$1,582,111

Operating Costs and Expenses:
Cost of services rendered and products sold	919,542	891,203
Selling and administrative expenses	433,299	450,453
Amortization expense	35,791	52,750
Trade name impairment	67,700	—
Restructuring charges	9,016	2,683
Total operating costs and expenses	1,465,348	1,397,089

Operating Income	151,506	185,022

Non-operating Expense (Income):
Interest expense	124,514	136,893
Interest and net investment income	(4,038)	(3,591)
Loss on extinguishment of debt	39,193	—
Other expense	351	348

(Loss) Income from Continuing Operations before Income Taxes	(8,514)	51,372
(Benefit) Provision for income taxes	(1,653)	16,105
Equity in losses of joint venture	(111)	—

(Loss) Income from Continuing Operations	(6,972)	35,267

Loss from discontinued operations, net of income taxes	(86)	(24,943)
Net (Loss) Income	$(7,058)	$10,324

Total Comprehensive (Loss) Income	$(364)	$20,312

THE SERVICEMASTER COMPANY

Preliminary Condensed Consolidated Statements of Financial Position

(In thousands, except share data)

	As of June 30, 2012	As of December 31, 2011

Assets
Current Assets:
Cash and cash equivalents	$299,954	$328,930
Marketable securities	35,161	12,026
Receivables, less allowance of $18,844 and $20,362, respectively	461,955	374,200
Inventories	58,888	59,643
Prepaid expenses and other assets	87,086	38,295
Deferred customer acquisition costs	51,065	30,403
Deferred taxes	91,237	90,609
Assets of discontinued operations	—	17
Total Current Assets	1,085,346	934,123
Property and Equipment:
At cost	596,624	541,817
Less: accumulated depreciation	(261,449)	(235,058)
Net property and equipment	335,175	306,759

Other Assets:
Goodwill	3,172,313	3,161,980
Intangible assets, primarily trade names, service marks and trademarks, net	2,443,002	2,543,539
Notes receivable	22,109	23,322
Long-term marketable securities	117,606	130,456
Other assets	6,255	8,846
Debt issuance costs	37,058	37,798
Total Assets	$7,218,864	$7,146,823

Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$114,496	$81,641
Accrued liabilities:
Payroll and related expenses	73,861	85,346
Self-insured claims and related expenses	82,453	73,071
Accrued interest payable	54,823	67,011
Other	72,404	70,103
Deferred revenue	526,499	473,242
Liabilities of discontinued operations	939	805
Current portion of long-term debt	55,640	51,838
Total Current Liabilities	981,115	903,057

Long-Term Debt	3,825,951	3,824,032

Other Long-Term Liabilities:
Deferred taxes	1,035,887	1,036,693
Liabilities of discontinued operations	—	2,070
Other long-term obligations, primarily self-insured claims	124,898	133,052
Total Other Long-Term Liabilities	1,160,785	1,171,815

Commitments and Contingencies

Shareholder’s Equity:
Common stock $0.01 par value, authorized 1,000 shares; issued 1,000 shares	—	—
Additional paid-in capital	1,467,751	1,464,293
Retained deficit	(217,220)	(210,162)
Accumulated other comprehensive income (loss)	482	(6,212)
Total Shareholder’s Equity	1,251,013	1,247,919
Total Liabilities and Shareholder’s Equity	$7,218,864	$7,146,823

Key Performance Indicators

The table below presents selected operating metrics related to customer counts and customer retention for the three largest profit businesses in the company. These measures are presented on a rolling, 12-month basis in order to avoid seasonal anomalies.

	Key Performance Indicators as of June 30,
	2012	2011
Terminix—
Growth in Pest Control Customers	4.1%	4.7%
Pest Control Customer Retention Rate	79.9%	80.3%
Reduction in Termite Customers	(1.4)%	(0.3)%
Termite Customer Retention Rate	86.0%	86.3%
TruGreen —
Reduction in Full Program Accounts	(13.8)%	(5.2)%
Customer Retention Rate	67.4%	67.2%
American Home Shield—
Growth (Reduction) in Home Warranties	0.2%	(1.5)%
Customer Retention Rate (1)	74.6%	72.9%

(1)         During the fourth quarter of 2011, the company changed its calculation methodology of Customer Retention Rate for American Home Shield to be consistent with the calculation methodology for TruGreen and Terminix. The Customer Retention Rate for American Home Shield has been adjusted to reflect the revised calculation methodology for all periods presented.

Disclosure Regarding Non-GAAP Financial Measures

The Company uses Adjusted EBITDA, Comparable Operating Performance and Operating Performance to facilitate operating performance comparisons from period to period. Adjusted EBITDA, Comparable Operating Performance and Operating Performance are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to net cash provided by operating activities or any other measures of the Company’s cash flow or liquidity. “Adjusted EBITDA” means net income (loss) before: income (loss) from discontinued operations; provision (benefit) for income taxes; other expense; gain (loss) on extinguishment of debt; interest expense; interest and net investment income; and depreciation and amortization expense; as well as adding back interest and net investment income; residual value guarantee charge and non-cash trade name impairment. “Comparable Operating Performance” is calculated by adding back to Adjusted EBITDA an amount equal to the non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger (1). “Operating Performance” is calculated by adding back to Comparable Operating Performance restructuring charges and management and consulting fees paid to Clayton, Dubilier & Rice, LLC (“CD&R”), Citigroup Private Equity LP (“Citigroup”), BAS Capital Funding Corporation (“BAS”) and JPMorgan Chase Funding Inc. (“JPMorgan”). On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that own shares of common stock of Holdings to StepStone Group LLC (“StepStone”) and its proprietary interests in such investment funds to Lexington Partners Advisors LP. Citigroup also assigned its obligations and rights under its consulting agreement to StepStone, and beginning in the fourth quarter of 2010, the consulting fee otherwise payable to Citigroup became payable to StepStone. As of December 22, 2011, ServiceMaster Global Holdings, Inc. (“Holdings”) purchased from BAS 7.5 million shares of capital stock of Holdings, and, effective January 1, 2012, the annual management fee payable to BAS was reduced to $0.25 million. CD&R, StepStone, as assignee from CitiGroup, JPMorgan and BAS are referred to as the “Equity Sponsors” herein.

The Company believes Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, the Company excludes residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.  The Company uses Comparable Operating Performance as a supplemental measure to assess the Company’s performance because it excludes non-cash stock-based compensation expense and non-cash effects on Adjusted EBITDA attributable to the application of purchase accounting in connection with the Merger. The Company uses Operating Performance as a supplemental measure to assess the Company’s performance because it excludes restructuring charges and management and consulting fees paid to the Equity Sponsors. The Company presents Comparable Operating Performance and Operating Performance because it believes that they are useful for investors, analysts and other interested parties in their analysis of the Company’s operating results.

Charges relating to stock-based compensation expense and the impact of purchase accounting are non-cash and the exclusion of the impact of these items from Comparable Operating Performance and Operating Performance allows investors to understand the current period results of operations of the business on a comparable basis with previous periods and, secondarily, gives the investors added insight into cash earnings available to service the Company’s debt. We believe this to be of particular importance to the Company’s public investors, which are debt holders. The Company also believes that the exclusion of purchase accounting and non-cash stock-based compensation expense may provide an additional means for comparing the Company’s performance to the performance of other companies by eliminating the impact of differently structured equity-based, long-term incentive plans (although care must be taken in making any such comparison, as there may be inconsistencies among companies in the manner of computing similarly titled financial measures).

Adjusted EBITDA, Comparable Operating Performance and Operating Performance are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA, Comparable Operating Performance and Operating Performance have limitations as analytical tools, and should not be considered in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect the Company’s tax expense or the cash requirements to pay the Company’s taxes;

•      Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•      Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA, Comparable Operating Performance and Operating Performance do not reflect any cash requirements for such replacements;

•      Other companies in the Company’s industries may calculate Adjusted EBITDA, Comparable Operating Performance and Operating Performance differently, limiting their usefulness as comparative measures; and

•      Comparable Operating Performance and Operating Performance do not include purchase accounting and non-cash stock based compensation expense; the latter of which may cause the overall compensation cost of the business to be understated.

(1)         On July 24, 2007, ServiceMaster was acquired pursuant to a merger transaction (the “Merger”) whereby ServiceMaster was merged with and into an indirect wholly owned subsidiary of Holdings.

The following table presents reconciliations of preliminary, unaudited operating income (loss) to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended June 30, 2012
Operating income (loss)(1)	$68,438	$8,791	$40,556	$10,537	$(31,568)	$96,754
Depreciation and amortization expense	20,103	11,548	2,298	1,259	2,498	37,706
EBITDA	88,541	20,339	42,854	11,796	(29,070)	134,460
Interest and net investment income (loss)(2)	—	—	1,404	—	(8)	1,396
Non-cash trade name impairment(3)	—	67,700	—	—	—	67,700
Adjusted EBITDA	88,541	88,039	44,258	11,796	(29,078)	203,556
Non-cash stock-based compensation expense	—	—	—	—	1,780	1,780
Non-cash credits attributable to purchase accounting(4)	(4)	(2)	—	—	—	(6)
Comparable Operating Performance	88,537	88,037	44,258	11,796	(27,298)	205,330
Restructuring charges(5)	697	149	—	467	3,713	5,026
Management and consulting fees(6)	—	—	—	—	1,812	1,812
Operating Performance.	$89,234	$88,186	$44,258	$12,263	$(21,773)	$212,168

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(277)	$(277)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Three Months Ended June 30, 2011
Operating income (loss)(1)	$72,108	$68,588	$31,356	$12,529	$(23,404)	$161,177
Depreciation and amortization expense	18,476	10,530	11,090	1,835	3,230	45,161
EBITDA	90,584	79,118	42,446	14,364	(20,174)	206,338
Interest and net investment income(2)	—	—	1,146	—	252	1,398
Adjusted EBITDA	90,584	79,118	43,592	14,364	(19,922)	207,736
Non-cash stock-based compensation expense	—	—	—	—	1,786	1,786
Non-cash credits attributable to purchase accounting(4)	(12)	(9)	—	—	—	(21)
Comparable Operating Performance	90,572	79,109	43,592	14,364	(18,136)	209,501
Restructuring (credits) charges(5)	(73)	8	—	—	159	94
Management and consulting fees(6)	—	—	—	—	1,875	1,875
Operating Performance	$90,499	$79,117	$43,592	$14,364	$(16,102)	$211,470

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(4,569)	$(4,569)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Six Months Ended June 30, 2012
Operating income (loss)(1)	$137,508	$(5,531)	$68,384	$22,813	$(71,668)	$151,506
Depreciation and amortization expense	39,356	22,163	4,275	2,509	5,244	73,547
EBITDA	176,864	16,632	72,659	25,322	(66,424)	225,053
Interest and net investment income(2)	—	—	2,750	—	1,288	4,038
Non-cash trade name impairment(3)	—	67,700	—	—	—	67,700
Adjusted EBITDA	176,864	84,332	75,409	25,322	(65,136)	296,791
Non-cash stock-based compensation expense	—	—	—	—	3,458	3,458
Non-cash credits attributable to purchase accounting(4)	(8)	(8)	—	—	—	(16)
Comparable Operating Performance	176,856	84,324	75,409	25,322	(61,678)	300,233
Restructuring charges(5)	2,817	820	—	467	4,912	9,016
Management and consulting fees(6)	—	—	—	—	3,625	3,625
Operating Performance	$179,673	$85,144	$75,409	$25,789	$(53,141)	$312,874

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(608)	$(608)

(in thousands)	Terminix	TruGreen	American Home Shield	ServiceMaster Clean	Other Operations and Headquarters	Total
Six Months Ended June 30, 2011
Operating income (loss)(1)	$123,489	$48,828	$44,513	$25,262	$(57,070)	$185,022
Depreciation and amortization expense	37,147	19,911	21,604	3,233	6,429	88,324
EBITDA	160,636	68,739	66,117	28,495	(50,641)	273,346
Interest and net investment income(2)	—	—	2,586	—	1,005	3,591
Adjusted EBITDA	160,636	68,739	68,703	28,495	(49,636)	276,937
Non-cash stock-based compensation expense	—	—	—	—	4,171	4,171
Non-cash credits attributable to purchase accounting(4)	(27)	(19)	—	—	—	(46)
Comparable Operating Performance	160,609	68,720	68,703	28,495	(45,465)	281,062
Restructuring charges(5)	2,467	5	—	20	191	2,683
Management and consulting fees(6)	—	—	—	—	3,750	3,750
Comparable Performance	$163,076	$68,725	$68,703	$28,515	$(41,524)	$287,495

Memo: Items excluded from Operating Performance:
Operating Performance of discontinued operations(7)	$—	$—	$—	$—	$(2,022)	$(2,022)

(1)                                 Presented below is a reconciliation of total segment operating income to net income (loss).

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2012	2011	2012	2011
Total Segment Operating Income	$96,754	$161,177	$151,506	$185,022
Non-operating Expense (Income):
Interest expense	59,700	68,378	124,514	136,893
Interest and net investment income	(1,396)	(1,398)	(4,038)	(3,591)
Loss on extinguishment of debt	—	—	39,193	—
Other expense	177	173	351	348
Income (Loss) from Continuing Operations before Income Taxes	38,273	94,024	(8,514)	51,372
Provision (benefit) for income taxes	16,028	33,462	(1,653)	16,105
Equity in losses of joint venture	(111)	—	(111)	—
Income (Loss) from Continuing Operations	22,134	60,562	(6,972)	35,267
Income (loss) from discontinued operations, net of income taxes	838	(3,842)	(86)	(24,943)
Net Income (Loss)	$22,972	$56,720	$(7,058)	$10,324

(2)                                Interest and net investment income is primarily comprised of investment income and realized gain (loss) on our American Home Shield segment investment portfolio. Cash, short- and long-term marketable securities associated with regulatory requirements in connection with American Home Shield and for other purposes totaled $258.4 million as of June 30, 2012. American Home Shield interest and net investment income was $1.4 million and $1.1 million for the three months ended June 30, 2012 and 2011, respectively, and $2.8 million and $2.6 million for the six months ended June 30, 2012 and 2011, respectively. The balance of interest and net investment income primarily relates to (i) investment (loss) income from our employee deferred compensation trust (for which there is a corresponding and offsetting change in compensation expense within income (loss) from continuing operations before income taxes) and (ii) interest income on other cash balances.

(3)                               Represents a pre-tax non-cash impairment charge of $67.7 million recorded in the three and six months ended June 30, 2012 to reduce the carrying value of the TruGreen trade name as a result of the Company’s interim impairment testing of indefinite-lived intangible assets. There were no similar impairment charges included in continuing operations for the three and six months ended June 30, 2011.

(4)                              The Merger was accounted for using purchase accounting. This adjustment represents the aggregate, non-cash adjustments (other than amortization and depreciation) attributable to the application of purchase accounting.

(5)                                Represents restructuring charges related to a branch optimization project at Terminix, a reorganization of field leadership and a restructuring of branch operations at TruGreen, a reorganization of field leadership at ServiceMaster Clean, an initiative to enhance capabilities and reduce costs in our centers of excellence at Other Operations and Headquarters and other restructuring costs.

(6)                                Represents management and consulting fees payable to certain related parties.

(7)                                The table included below presents reconciliations of operating loss from discontinued operations, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, Comparable Operating Performance and Operating Performance for the periods presented.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2012	2011	2012	2011
Operating loss(1)	$(277)	$(5,115)	$(608)	$(39,375)
Interest expense	—	4	—	16
Depreciation and amortization expense	—	700	—	3,509
EBITDA(1)	(277)	(4,411)	(608)	(35,850)
Non-cash trade name impairment(1)	—	—	—	34,185
Adjusted EBITDA	(277)	(4,411)	(608)	(1,665)
Non-cash credits attributable to purchase accounting	—	—	—	(154)
Comparable Operating Performance	(277)	(4,411)	(608)	(1,819)
Restructuring Credits	—	(158)	—	(203)
Operating Performance	$(277)	$(4,569)	$(608)	$(2,022)

(1)                                 During the six months ended June 30, 2011, a pre-tax non-cash impairment charge of $34.2 million ($21.0 million, net of tax) was recorded to reduce the carrying value of TruGreen LandCare’s assets to their estimated fair value less cost to sell in accordance with applicable accounting standards.